Exhibit 5.1


                        [Vivendi Universal Letterhead]



Jean-Francois Dubos
General Counsel

                                   January 25, 2002



Dear Ladies and Gentlemen:

          I am General Counsel of Vivendi Universal, a societe anonyme organized under the laws of France ("Vivendi Universal"). This opinion is being furnished in connection with the filing by Vivendi Universal with the Securities and Exchange Commission (the "Commission"), on behalf of the Selling Shareholders (as defined herein), of a Registration Statement on Form F-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 37,593,684 ordinary shares, nominal value euro 5.50 per share, of Vivendi Universal (the "Ordinary Shares"), represented by American Depositary Shares ("ADSs"), to be offered and to be sold, from time to time following the effectiveness of the Registration Statement and subject to certain contractual restrictions, by the selling shareholders named in the prospectus forming a part of the Registration Statement under the heading "Selling Shareholders" (the "Selling Shareholders").

          In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. In rendering the opinion expressed below, I have relied as to certain matters upon certificates and oral and written assurances from public officials.

          On the basis of the foregoing, I am of the opinion that the Ordinary Shares have been duly authorized and will, when transferred to the Selling Shareholders in accordance with the Agreement and Plan of Merger and Exchange dated as of December 16, 2001, be legally issued, fully paid and nonassessable.



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          I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

          This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Ordinary Shares, as represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement that Vivendi Universal is filing with the Commission, on behalf of the Selling Shareholders, in connection with such registration. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

                                   Very truly yours,

                                   /s/ Jean-Francois Dubos


42, avenue de Friedland
75380 Paris cedex 08/France